Exhibit 1.2

EXECUTION COPY

DISCOVER CARD EXECUTION NOTE TRUST

DISCOVERSERIES

Class A(2012-3)

ASSET BACKED NOTES

TERMS AGREEMENT

Dated: June 5, 2012

To:	DISCOVER CARD EXECUTION NOTE TRUST

DISCOVER BANK

Re:	Underwriting Agreement dated June 5, 2012 (the “Agreement”)

Series Designation:

DiscoverSeries.

Registration Statement:

Nos. 333-167413, 333-167413-01 and 333-167413-02.

Title of Securities:

Discover Card Execution Note Trust, DiscoverSeries Class A(2012-3) Notes (the “Notes”).

Initial Principal Amount of Notes:

$800,000,000.

Aggregate outstanding balance of Receivables in the Discover Card Master Trust I as of April 30, 2012: $32,771,219,308.18.

Expected Date of Terms Document: June 13, 2012.

Interest Rate or Formula: 0.86% per year.

Time of Sale: 2:33 p.m. New York City time on June 5, 2012.

Time of Sale Information:

(1) The Preliminary Prospectus dated June 4, 2012 for the DiscoverSeries Class A(2012-3) Notes and the DiscoverSeries Class A(2012-4) Notes (the “Preliminary Prospectus”), attached as Annex 1 hereto, filed pursuant to Rule 424(b) of the Securities Act of 1933, which incorporated by reference (a) the static pool information regarding the historical performance of the Receivables for the accounts contained on the internet website http://www.discoverfinancial.com/absdata and (b) the other reports and documents incorporated by reference to the Preliminary Prospectus, (2) the Ratings Issuer Free Writing Prospectus dated June 4, 2012, attached as Annex 2 hereto, filed in accordance with Rule 433 of the Securities Act of 1933, which discloses the ratings issued to the DiscoverSeries Class A(2012-3) Notes and the DiscoverSeries Class A(2012-4) Notes by the national recognized statistical rating organizations hired by Discover Bank, and (3) the Pricing Term Sheet.

If, subsequent to the Time of Sale, it is determined that such information included an untrue statement of material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and the Underwriters have terminated their old purchase contracts and entered into new purchase contracts with purchasers of the Notes, then “Time of Sale Information” will also include any information that corrects such material misstatements or omissions, together with any other information, to the extent it is made available to purchasers at the time of entry into the last such new purchase contract such that “Time of Sale Information” no longer includes an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (“Corrective Information”).

Underwriter Information:

“Underwriter Information” shall mean the written information furnished to Discover Bank and Discover Card Execution Note Trust by the Underwriters for use in the Prospectus and set forth in the “blood letter” from the Underwriters to Discover Bank and Discover Card Execution Note Trust dated the Closing Date.

Pricing Term Sheet:

A copy of the Pricing Term Sheet, dated as of June 5, 2012, relating to the Discover Card Execution Note Trust, DiscoverSeries Class A(2012-3) Notes and DiscoverSeries Class A(2012-4) Notes (the “Pricing Term Sheet”), a document prepared by Discover Bank and Discover Card Execution Note Trust and filed as an issuer free writing prospectus that contains final transaction terms for Discover Card Execution Note Trust, DiscoverSeries Class A(2012-3) Notes and DiscoverSeries Class A(2012-4) Notes, is attached as Annex 3 hereto. The Underwriters shall have delivered the information set forth on the Pricing Term Sheet to potential investors in the Notes prior to entering into a purchase contract with the investor for the purchase of such Notes.

Terms of Sale:

The purchase price for the Notes to the Underwriters will be

99.74006% of the aggregate principal amount of the Notes.

The Underwriters will offer the Notes to the public at a price equal to

99.99006% of the aggregate principal amount of the Notes.

Closing Date: June 13, 2012, or such other date as may be agreed upon in writing.

Time of Delivery: 9:05 a.m., Chicago, Illinois Time, on the Closing Date, or at such other time as may be agreed upon in writing.

Notwithstanding anything in the Agreement or in this Terms Agreement to the contrary, the Agreement and this Terms Agreement constitute the entire agreement and understanding among the parties hereto with respect to the purchase and sale of the Notes. This Terms Agreement may be amended only by written agreement of the parties hereto.

Very truly yours,

BARCLAYS CAPITAL INC.

As a Representative of the Underwriters named in Schedule I hereto

By:	/s/ Martin Attea

J.P. MORGAN SECURITIES LLC

As a Representative of the
Underwriters named in
Schedule I hereto

By:	/s/ Alexander Wiener

Accepted:

DISCOVER CARD EXECUTION NOTE
TRUST, as Issuer

By: Discover Bank, not in its individual capacity but solely as Depositor on behalf of the Issuer

By:	/s/ Michael F. Rickert

DISCOVER BANK

By:	/s/ Michael F. Rickert

[Signature Page to Class A(2012-3) Terms Agreement]

SCHEDULE I

UNDERWRITERS

$800,000,000 Discover Card Execution Note Trust, DiscoverSeries Class A(2012-3) Notes

Name of Underwriter	Principal Amount
Barclays Capital Inc.	$114,500,000
J.P. Morgan Securities LLC	$114,500,000
Credit Suisse Securities (USA) LLC	$114,200,000
Goldman, Sachs & Co.	$114,200,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$114,200,000
Mitsubishi UFJ Securities (USA), Inc.	$114,200,000
RBC Capital Markets, LLC	$114,200,000

ANNEX 1

[PRELIMINARY PROSPECTUS]

ANNEX 2

[RATINGS ISSUER FREE WRITING PROSPECTUS]

ANNEX 3

[PRICING TERM SHEET]